Exhibit 10.38

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of September 25, 2026 (the “Signing Date”) by and between REEcycle Holdings, Inc., a Delaware corporation (the “Company”), and Justin Froneman (the “Executive”). Executive and the Company are each referred to herein as a “Party” and together as the “Parties”.

WITNESSETH:

WHEREAS, Executive was appointed as Chief Executive Officer of Holdings and Rare Resource Recycling on March 28, 2026;

WHEREAS, the Company and Executive desire that Executive shall serve as the Chief Executive Officer of the Company on the terms set forth in this Agreement effective from the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement, dated as of May 31, 2026, by and among Hall Chadwick Acquisition Corp. (“HCAC”), HCAC Star Merger Sub, Inc., and the Company, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms (the “Business Combination Agreement”), the date of such Closing being the “Effective Date”; and

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Term of Employment. The term of Executive’s employment by the Company pursuant to the terms of this Agreement shall commence on the Effective Date and shall terminate in accordance with Section 4 hereof (such term, the “Term”). Notwithstanding anything herein to the contrary, if the Business Combination Agreement is terminated prior to the closing of the transactions contemplated thereby, this Agreement shall be null and void ab initio. The provisions of Sections 4 through 29 shall survive any termination of the Term or of Executive’s employment to give effect to their terms.

2.	Position, Duties, and Location.

a.	Position and Duties. Executive shall serve as the Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (“Board”). During the Term, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board, which duties, authority, and responsibilities are consistent with the Executive’s position, and which may include duties for other entities affiliated with the Company including Rare Resource Recycling, Inc. a Texas corporation (the Company and such affiliates referred to herein as the “Group”). Executive acknowledges and agrees that, by virtue of Executive’s position and office, Executive occupies a position of fiduciary trust and confidence. The Executive agrees to serve the Group in a manner which is consistent with Executive’s fiduciary duties, including the highest standards of loyalty, confidentiality, good faith and the avoidance of conflicts of duty and interest.

b.	Attention and Time. Executive shall devote all of Executive’s business attention and time to Executive’s duties hereunder and shall use Executive’s reasonable best efforts to carry out such duties faithfully and efficiently. During the Term, it shall not be a violation of this Agreement for Executive to: (i) serve on industry, trade, civic, or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; (iii) manage personal investments, as long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities as described herein; or (iv) engage in the activities disclosed on Schedule A attached hereto. Notwithstanding the foregoing, Executive shall use Executive’s best efforts to resign from any outside positions consistent with Executive’s obligations with respect to such position if the Board determines in good faith that such activities interfere in any material respect with the performance of Executive’s duties and responsibilities for the Group or are otherwise detrimental to the Group.

c.	Employment Obligations. During the continuance of Executive’s employment hereunder, the Executive shall well and faithfully serve the Group, to the best of Executive’s ability in a competent and professional manner (including, without limiting the generality of the foregoing, by submitting all reports and other communications whenever the same may reasonably be required by Board) and shall use Executive’s best efforts to promote the interests of the Group and act at all times in the best interests of the Group.

i.	Policies Generally. The Executive shall observe and comply in all respects with all applicable statutes, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies, together with the lawful procedures, policies and codes of conduct established by the Group and in effect from time to time, including any code of ethics or business conduct adopted by any member of the Group (including any future revisions of such policies, procedures or other codes of business conduct). The Executive acknowledges having been given access to such procedures, policies and codes of conduct currently in effect in advance of executing this Agreement.

ii.	Share Ownership Requirements. The Executive acknowledges the Group may adopt a “Named Executive Officers” share ownership requirement or policy and, if adopted, agrees to be subject to such requirement or policy.

d.	Place of Employment. Executive’s initial principal place of employment shall be in remote in Florida, but Executive shall be required to travel to and render services at other locations, including the Group’s facilities in Duncan, OK, as may be reasonably required by Executive’s duties hereunder. The Executive acknowledges that extensive travel may be required in this position. The Board and Executive may elect to change the principal place of employment as required by the business and any such change shall be by mutual agreement.

3.	Compensation.

a.	Base Salary. Executive shall receive a base salary (as applicable, the “Base Salary”) at an annual rate of $420,000.00, subject to adjustment as provided in this Section 3(a). The Base Salary shall be reviewed by the Board at least annually for increase, beginning after January 1, 2028. Notwithstanding the foregoing, Executive’s Base Salary may be reduced on a proportionate basis that affects all other similarly situated Group executive officers, provided that Executive’s Base Salary is restored to its prior level when the salaries of other similarly situated Group executive officers are restored to their prior levels. The Base Salary shall be paid at such times and in such manner as the Group customarily pays the base salaries of its employees. In the event that Executive’s Base Salary is increased by the Board in its discretion at any time during the Term, such increased amount shall thereafter constitute the Base Salary.

b.	Annual Bonus. Beginning with the fiscal year during which the Effective Date occurs, Executive shall be eligible to earn an annual discretionary cash bonus (the “Annual Bonus”) with a target amount of 75% of the Base Salary (the “Target Annual Bonus”), based on the achievement of applicable Key Performance Indicators (“KPIs”) established by the Board (including any committee thereof). The Annual Bonus payment made may be greater or less than the Target Annual Bonus, based upon the KPIs. The Target Annual Bonus shall be pro rated for any partial fiscal years.

c.	Annual Equity Awards. Executive will be eligible to participate in other long-term equity incentive awards under the Company’s Long-Term Incentive Plan as amended and restated from time to time (“LTIP Plan”), or similar or additional plans offered by any member of the Group, from time to time, to its senior executives generally, in the manner and to the extent authorized by the Board in its sole discretion.

i.	The target amount of the Executive’s annual equity grants under such plans (the “Target Annual Equity Grant”) will be established by the Board prior to the commencement of each such fiscal year, in accordance with the applicable plan rules, and with flexibility to adjust the annual grant value by up to +/- 30 percentage points below or above the Target Annual Equity Grant value. Subject to adjustment in accordance with this paragraph, the Executive’s Target Annual Equity Grant under the LTIP Plan will be 150% of the Base Salary with the mix of equity vehicles (to an aggregate of 100%) being restricted stock units (“RSUs”) 40% / performance-based units (“PSUs”) 60%.

ii.	RSUs will vest equally (33.3%) on the 1st, 2nd and 3rd anniversary of the grant date.

iii.	The realized value from PSUs will be determined by the achievement of KPIs as established by the Board and the Company’s share price performance over time. PSUs vest on the third (3rd) anniversary of the date of grant, subject to the terms of the specific agreements governing such awards.

d.	Other Compensation and Benefits. During the Term, Executive shall be entitled to participate in or receive benefits under employee benefits programs of the Group that are made available to senior executives to the extent that Executive complies with the conditions attendant with coverage under such plans or arrangements. Executive shall be entitled to four (4) weeks of paid vacation per calendar year or, if more favorable to Executive, to the paid vacation available to Executive under any Group vacation policy.

e.	Expenses. Executive shall be reimbursed in accordance with applicable Group policies for all reasonable business expenses that Executive incurs during Executive’s employment in carrying out Executive’s duties under this Agreement.

4.	Termination of Employment. Executive’s employment shall terminate automatically upon Executive’s death or Disability. The Group may terminate Executive’s employment for Cause or without Cause. Executive may terminate Executive’s employment with or without Good Reason. Executive shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in the applicable provisions of this Section 4. Upon termination of Executive’s employment for any reason, Executive shall receive: (A) unpaid Base Salary through the Date of Termination by the next regularly scheduled payroll date following Executive’s Date of Termination, (B) any benefits due to Executive under any health, disability or 401(k) plan, (C) any expense reimbursement owed to Executive within 20 business days of Executive’s Date of Termination, provided Executive properly submits documentation therefor in accordance with applicable Group policy within 10 business days after the Date of Termination and (D) any accrued but unused vacation to the extent payable upon termination under applicable law or Group policy ((A), (B), (C) and (D) collectively, the “Accrued Amounts”).

a.	Death; Disability; Termination for Cause; Termination without Good Reason. Upon a termination of Executive’s employment (i) due to Executive’s death or Disability, or (ii) by any member of the Group for Cause or by Executive without Good Reason, Executive (or, in the case of Executive’s death, Executive’s estate and/or beneficiaries) shall be entitled to Executive’s Accrued Amounts and Executive shall have no further right or entitlement under this Agreement to payments arising from termination of Executive’s employment due to death or Disability, for Cause, or by Executive without Good Reason. Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

b.	Termination Without Cause or for Good Reason. In the event that, during the Term, any member of the Group terminates Executive’s employment without Cause or the Executive terminates Executive’s employment for Good Reason, in lieu of any payments or benefits under any Group severance program or policy, Executive shall be entitled to the Accrued Amounts and, subject to Executive’s material compliance with the obligations under Sections 6 through 9 and Section 14 of this Agreement and the effectiveness of the Release as set forth in Section 4(c), payment of the following (collectively, “Severance”):

i.	an amount in cash equal to the sum of (X) Executive’s Base Salary and (Y) the higher of Executive’s Target Annual Bonus or the Annual Bonus paid for the last preceding fiscal year, such amount shall be paid in installments over twelve (12) months and shall commence, on the Severance Payment Date (defined below), with any installments that would otherwise have been paid before that date paid in a lump sum on that date; and

ii.	any earned but unpaid Annual Bonus for any fiscal year that has ended prior to the date of such termination of employment, which amount shall be paid at such time Annual Bonuses are paid to other senior executives of the Group.

c.	Release. As a condition for receiving the payments and benefits set forth in Section 4(b), Executive shall be required, within 60 days of Executive’s Date of Termination, to execute, deliver, and not revoke (with any applicable revocation period having expired) a general release of claims in a form satisfactory to the Board in its sole discretion (the “Release”). If the Release does not become effective within 60 days of Executive’s Date of Termination, then Executive will not have any right or entitlement to the Severance. Subject to Section 25, the Severance shall be paid on the first regularly scheduled payroll date following the date the Release becomes effective (the “Severance Payment Date”); provided that, if such 60-day period begins in one calendar year and ends in the following calendar year, the Severance Payment Date shall be the first regularly scheduled payroll date in the second such calendar year.

d.	Full Discharge. The amounts payable to Executive under this Section following termination of Executive’s employment shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims Executive may have in respect of Executive’s employment by any member of the Group, and Executive acknowledges that such amounts are fair and reasonable, and Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or breach of this Agreement. Nothing contained in this sub-section shall serve as a bar to any claim that would not have been released if Executive executed the Release upon Executive’s Date of Termination, whether or not such release is required to be executed in connection with such termination. Nothing in this Section 4(d) shall limit Executive’s rights (i) under the Indemnification Agreement or (ii) under Section 10.

e.	Other Positions. Executive shall immediately resign, and shall be deemed to have immediately resigned without the requirement of any additional action, from any and all positions Executive holds (including, if applicable, as a member of the Board) with the Group on Executive’s Date of Termination. Executive agrees to take all necessary steps and execute all documents to effectuate such resignation(s), including those steps and documents as reasonably requested by any member of the Group.

f.	Business Combination Not a Termination Event. None of the entry into the Business Combination Agreement or the closing of the transactions contemplated thereby constitutes: (i) a termination of the Executive’s employment, with or without Cause; or (ii) Good Reason.

g.	COBRA Matters.

i.	If the Executive’s employment is terminated without Cause or Executive resigns for Good Reason, and the Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the Executive and the Executive’s eligible dependents under the Group’s group health plans, then, subject to Section 4(c) (Release) and the other requirements of this Agreement, Executive shall be reimbursed for the portion of the monthly COBRA premium that exceeds the amount the Executive paid for such coverage as an active employee immediately prior to the Termination Date. Such reimbursement shall be paid within thirty (30) days following the Executive’s submission of proof of payment, provided that the Executive submits such proof within sixty (60) days following the date the premium is paid.

ii.	Reimbursements under Section 4(g) shall continue until the earliest of (the “Reimbursement Period”): (i) the twelve (12)-month anniversary of the Termination Date; (ii) the date the Executive becomes eligible for group health coverage under any other employer’s plan (including coverage available through a spouse’s or domestic partner’s employer) or becomes eligible for Medicare; and (iii) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason. The Executive shall notify the Group in writing within ten (10) days after becoming eligible for any such other coverage, and shall promptly repay to the Group any reimbursement attributable to periods on or after the date such eligibility arose.

iii.	Notwithstanding the foregoing, if the Group determines in its sole discretion that it cannot provide the reimbursements described in Section 4(g) without violating applicable law or incurring a penalty or excise tax, the Group shall instead pay the Executive, on the first day of each month during the remainder of the Reimbursement Period, a fully taxable cash payment equal to the applicable monthly COBRA premium for such month, which payment shall be made regardless of whether the Executive elects or maintains COBRA coverage and shall remain subject to the cessation events in Section 4(g)(ii).

5.	Definitions. For purposes of this Agreement, the following definitions shall apply:

a.	“Affiliate” means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

b.	“Cause” will exist if any member of the Group reasonably determines that the Executive engaged in (i) any breach by Executive of any written agreement between Executive and any member of the Group; (ii) any material failure by Executive to comply with Group written policies or rules as the same may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of Executive’s duties; (iv) Executive’s repeated failure to follow reasonable and lawful instructions from the Board; (v) Executive’s commission, conviction of, or plea of guilty or nolo contendere to, any felony or any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Group; (vi) Executive’s commission of or participation in any act (A) that causes material harm to the business or reputation of the Group; or (B) of fraud against any member of the Group; (vii) Executive’s damage to the Group’s business, property or reputation; or (viii) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of any member of the Group or any other party to whom the Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Group. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of Executive’s death or Disability. The Group will provide Executive written notice of Cause within the scope of clauses (i) through (iv) above, and Executive shall have thirty days from the date of such notice to cure. The determination as to whether cure has occurred and/or whether the Executive’s employment has been terminated for Cause shall be made in good faith by the Board and shall be final and binding on the Executive. The foregoing definition does not in any way limit the any member of the Group’s ability to terminate Executive’s employment at any time. Furthermore, Executive’s employment shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on, or after termination of Executive’s employment), any member of the Group becomes aware of facts that would have been Cause if any member of the Group had known of all relevant facts.

c.	“Competing Business” means any person, business or enterprise which is engaged anywhere in the world in (i) rare earth element (“REE”) and REE oxide production including, without limitation, mining, sourcing, recycling, processing, import/export, sales and marketing, (ii) REE element feedstock processing and handling for REE containing magnet extraction including, without limitation, hard-drive disassembly technologies, processes, procedures, and equipment, and (iii) with respect to (i) and (ii) all associated technical, process, engineering and manufacturing know-how.

d.	“Confidential Information” means any non-public business information that Executive may generate, receive, or have access to (including prior to the Effective Date) as a result of Executive’s employment by any member of the Group (including information concerning or received from any member of the Group or any partners, vendors, customers, or others with whom any member of the Group has a confidentiality obligation), regardless of whether such information is marked as “confidential” or whether such information is in intangible form or in electronic, oral, visual, written, or other tangible form. Confidential Information includes non-public information: (i) that is protected as a trade secret under applicable law; (ii) regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, competitive analysis, vendors, suppliers, customers, or personal information; or (iii) that otherwise pertains to Innovations. Confidential Information does not include information that is in or enters the public domain other than through (i) a data security breach or (ii) Executive’s or any third party’s breach of this Agreement or any similar obligations of confidentiality owed to any member of the Group.

e.	“Date of Termination”/“Notice of Termination.” Any termination of Executive’s employment by any member of the Group or by Executive under Section 4 (other than termination due to death or Disability) shall be communicated by written notice to the other party (a “Notice of Termination”). Such Notice of Termination shall: (A) indicate the specific termination provision in this Agreement relied upon; (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under such provision; and (C) specify a “Date of Termination.” If submitted by Executive, the Date of Termination shall be at least thirty (30) days following the date of such notice (the “Notice Period”). Any member of the Group may, in its sole discretion, require an earlier Date of Termination without any further liability, provided that Executive is paid the Base Salary through the Date of Termination initially specified in the Notice of Termination. A Notice of Termination submitted by any member of the Group may specify a Date of Termination on the date Executive receives the Notice of Termination, or any later date not to exceed thirty (30) days following the date of such notice. The failure by Executive or any member of the Group to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Executive or any member of the Group hereunder, nor preclude Executive or any member of the Group from asserting such fact or circumstance within six (6) months from the Date of Termination in order to enforce their otherwise applicable rights hereunder.

f.	“Disability” means the Executive’s inability due to a mental or physical impairment to substantially perform Executive’s duties for any member of the Group for 90 consecutive days or 180 days in any one-year period. If the parties cannot agree as to the existence of Executive’s Disability, the same shall be determined in writing by a qualified independent medical authority mutually acceptable to Executive and the Company. Executive shall fully cooperate in good faith in connection with the determination of whether Disability exists. A termination of Executive’s employment due to Disability shall be effective on the date any member of the Group delivers written notice thereof to Executive following such determination.

g.	“Good Reason” means the occurrence, without Executive’s express written consent, of: (A) a material diminution in Executive’s title, duties or responsibilities; or (B) a material reduction in Base Salary (other than a reduction made in accordance with the third sentence of Section 3(a)); provided that Executive may terminate for Good Reason only if (I) within 60 days of the date Executive has actual knowledge of the occurrence of an event of Good Reason, Executive provides written notice to the Company specifying such event, (II) any member of the Group does not cure such event within 30 days of such notice, and (III) Executive delivers a Notice of Termination within 30 days after the end of such cure period (in which case the Date of Termination within such 30 days after the end of the cure period shall be deemed timely for purposes of this clause (III)). For the avoidance of doubt, “Good Reason” will not exist if any member of the Group places Executive on administrative leave, a temporary suspension, or other similar leave pending investigation into potential misconduct or violation of Group policy by Executive.

h.	“Government Agency(ies)” means any securities regulatory agency or authority, any self-regulatory organization, or any other federal or state regulatory authority or board, including the Equal Employment Opportunity Commission, the National Labor Relations Board, and the Securities and Exchange Commission.

i.	“Innovation(s)” means all works of authorship (including software, applications, interfaces, documentation, drawings, specifications, graphics, photographs, recordings, and audiovisual works), ideas, systems, know-how, prototypes, devices, designs, configurations, models, inventions (whether or not patentable), discoveries, creations, conceptions, compilations, reductions to practice, materials, improvements, processes, techniques, combinations, formulae, patterns, developments, proprietary information and data, and any intellectual property rights (including any patents (including the right to claim priority thereto), copyrights, trademarks, trade secrets, or other proprietary rights and the right to sue for, settle, and release past, present, and future infringement of any of the foregoing).

j.	“Restricted Area” means: each country in which the Company engages in business, or provides any products or services during the Term.

k.	“Third-Party Innovation” means any Innovation or proprietary information that is not owned by any member of the Group.

l.	“Work Product” means any Innovation or Confidential Information that Executive, solely or jointly, makes, conceives, creates, develops, or reduces to practice during or, to the maximum extent permitted by applicable law, as a result of Executive’s employment with any member of the Group, including prior to the Effective Date, that: (i) relates to the Group’s business; (ii) relates to the Group’s actual or demonstrably anticipated research or development; (iii) results from Executive’s work for any member of the Group; or (iv) was developed by Executive during working hours or with the use of the Group’s equipment, supplies, facilities, or information.

6.	Protection and Nondisclosure of Confidential Information. Executive agrees that, except as required in Executive’s work for any member of the Group or authorized in writing by an executive officer of the Company, Executive will keep in confidence and will not disclose or use any Confidential Information, either during or after the Term, for the maximum duration permitted by applicable law. Except for a Third-Party Innovation that is lawfully available to Executive because of Executive’s work for any member of the Group, Executive will not use or disclose any Third-Party Innovation in connection with Executive’s work for any member of the Group.

7.	Return of Property and Information. Upon request, or upon termination of Executive’s employment, Executive will deliver to the Group (and will not recreate or deliver to anyone else) all (i) Group-provided equipment, accounts and credentials, including, computers, laptops, iPads, tablets, cell phones, e-mails, cloud-based storage, encryption keys, tokens, passwords, account information, and other electronic storage devices; (ii) Work Product (as defined in Section 5(l)); (iii) Confidential Information or other property developed or obtained by Executive during Executive’s employment with any member of the Group and (iv) keys, pass cards, credit cards and other property. This includes returning any Work Product or Confidential Information contained on Executive’s personal computers, laptops, iPads, tablets, cell phones, e-mail, cloud-based storage, encryption keys, tokens, passwords, account information, or other electronic storage devices. Executive acknowledges and agrees that Executive will preserve and protect all Group records, data, and communications (including Confidential Information) and Executive will not delete, transfer, or alter such information, except in accordance with the Group’s policies and/or authorization. Executive acknowledges and agrees that Executive will sign and deliver a document attesting that Executive has complied with the obligations regarding the return of Group equipment, property, and/or Confidential Information as outlined in this Section 7.

8.	Proprietary Information and Invention Agreement and Assignment of Innovations. Executive is the principal of Sumsare Resources, LLC, a Texas limited liability company (“Sumsare”). Rare Resource Recycling and Sumsare are parties to an Independent Contractor Agreement dated March 1, 2025, as amended by Amendment #1 dated October 2, 2025, and Amendment #2 dated April 1, 2026 (the “Contractor Agreement”), pursuant to which Sumsare and Executive assigned intellectual property rights to the Company. As a continuation of Executive’s obligations under the Contractor Agreement, this Agreement is contingent upon Executive’s acceptance and execution on the Signing Date of the Company’s Confidential Information and Invention Assignment Agreement (“CIIAA”) attached as Exhibit A, which shall be effective as of the Effective Date and which prohibits unauthorized use or disclosure of Group’s Confidential Information and includes certain restrictive covenants.

9.	Restrictive Covenants.

a.	Acknowledgments. Executive acknowledges that each member of the Group has invested extraordinary resources to the development of protectable business interests, including Confidential Information, relationships with Group employees and customers and highly valuable goodwill. Executive also acknowledges that: (a) the Group takes significant steps to preserve and to protect its Confidential Information and other protectable business interests; (b) these protectable business interests are critical to the Group’s competitive advantage and ability to operate as a going concern; (c) during the course of Executive’s employment with any member of the Group, Executive has had and will continue to have access and exposure to the Group’s Confidential Information and other protectable business interests; (d) the Group’s protectable business interests will retain continuing vitality throughout and beyond Executive’s employment with any member of the Group; (e) if Executive were to leave any member of the Group and perform services for a competitor in a manner proscribed by this Agreement, it is highly likely, if not inevitable, that Executive would rely upon the Group’s Confidential Information in the course of Executive’s work, either consciously or subconsciously; (f) any diminution of the Group’s competitive advantage caused by Executive engaging in the activities proscribed by this Agreement would have severe and irreparable repercussions on the Group’s business; and (g) in light of Executive’s, general knowledge and skill, compliance with this Agreement will not prevent the Executive from earning a living following the termination of the Executive’s employment with any member of the Group. Accordingly, the Executive acknowledges and agrees that the restrictions in Section 9 are necessary to safeguard the Group’s protectable business interests, and Executive’s compliance with such restrictions does not and will not impose an undue hardship on Executive.

b.	Non-Competition. During the Term and for the twelve (12) months after the termination of Executive’s employment with any member of the Group, whether with or without Cause or Good Reason, Executive will not, directly or indirectly, carry on or render services in any executive or senior-level position or in any capacity that otherwise involves duties of operational management, business strategy, sales, marketing, business development, product development, employee recruitment, customer procurement (or any other position where Executive’s performance of services could be reasonably expected to risk disclosure of the Group’s Confidential Information) to or on behalf of any Competing Business within the Restricted Area and so long as any member of the Group carries on a like business within the Restricted Area. For the avoidance of doubt, this Section 9(b) will not, however, prevent Executive from acquiring, solely as an investment, any publicly-traded securities of any person so long as Executive remains a passive investor in such person and does not own more than one percent (1%) of the outstanding securities thereof, nor from continuing the engagements disclosed on Schedule A.

c.	Non-Solicitation of Employees. During the Term and for the twelve (12) months after the termination of Executive’s employment with any member of the Group, whether with or without Cause or Good Reason, Executive will not, directly or indirectly, for Executive or any third party other than any member of the Group, hire, solicit, engage, induce, recruit, or encourage any Group employee or contractor, or attempt to hire, solicit, induce, recruit, or encourage any Group employees or contractors, to leave their employment or terminate their service relationship with any member of the Group (the “Restricted Personnel”); provided, that the foregoing shall not be violated or breached by general advertising not directly targeted at the Restricted Personnel, so long as such person is not thereafter hired, solicited, induced, recruited, or encouraged to leave employment with the Group.

d.	Non-Solicitation of Other Parties. During the Term and for the twelve (12) months after the termination of Executive’s employment with any member of the Group, whether with or without Cause or Good Reason, Executive will not, directly or indirectly, for Executive or any other third party other than any member of the Group, solicit, persuade, or encourage, or attempt to solicit, persuade, or encourage any current or prospective customer, supplier or vendor with whom Executive had Material Contact within the period of twenty-four (24) months prior to Executive’s separation from any member of the Group to limit, reduce, refrain from, or cease doing business with any member of the Group. “Material Contact” has occurred if (a) Executive had material business dealings with the individual or entity on behalf of any member of the Group; (b) Executive was responsible for supervising or coordinating the material business dealings between the individual/entity and any member of the Group; or (c) Executive obtained Confidential Information about the individual/entity as a result of Executive’s employment with any member of the Group.

e.	Non-Disparagement. Executive agrees that Executive shall not, whether during or following employment, make, publish, or communicate in any form, including orally, in writing, or through any public forum, any defamatory or disparaging remarks, comments, or statements concerning any member of the Group, its stockholders, officers, directors, employees, affiliates, agents, customers, suppliers, investors, or any other associated third parties. This obligation shall not apply to (i) truthful statements made in connection with any legal proceeding or as required by applicable law, legal process, regulation or a valid order of a court or authorized government agency, provided such statements do not exceed the requirements thereof, or (ii) any communication or activity described in Section 10. The Executive further agrees to refrain from engaging in any conduct or taking any action that would reasonably be expected to harm the reputation, goodwill, or business relationships of any member of the Group.

f.	Reasonableness of Restrictions. Executive agrees that the scope and duration of the restrictions and limitations described in Section 9 are reasonable and necessary to protect the legitimate business interests of the Group. In particular, but without limiting the foregoing, Executive acknowledges and understands that the Group’s business is not confined to any single geographic area and, therefore, Executive’s physical presence in a certain location is not necessary for Executive to threaten any member of the Group’s protectable business interests. Accordingly, Executive understands and agrees that the geographic limitations set forth in this Agreement are reasonable and necessary under the circumstances. The existence of a cause of action by Executive against any member of the Group shall not constitute a defense to enforcement of the restrictions on Executive contained in this Agreement.

g.	Tolling. In the event that Executive breaches any of the restrictive covenants as set forth in Sections 9(b)-(d) of this Agreement, the periods of non-competition and/or non-solicitation described in Sections 9(b)-(d) will be extended by an amount of additional time equal to the amount of time between when such breach commenced and ending when the activities constituting such breach ended.

h.	Modification of Restrictive Covenants. The covenants contained in this Section will be construed as a series of separate covenants. If any such restriction or covenant shall be held by any court or arbitrator of competent jurisdiction to be void or unenforceable, but would be valid if modified in scope, deleted in part, or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. In the event that any of the provisions of this Section 9 are deemed to exceed the time, geographic, or scope limitations permitted by law, then it is the intent of the parties that such provisions be reformed to the maximum time, geographic, or scope limitations found permissible under applicable law and consistent with the Parties’ intent.

i.	Notice to Third Parties. Executive agrees that for so long as Executive is subject to the non-competition and non-solicitation restrictions under this Agreement, Executive shall inform any entity or person with whom Executive may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise) of Executive’s contractual obligations under this Agreement. Executive also understands and agrees that any member of the Group may, with or without prior notice to Executive and during or after Executive’s employment with any member of the Group, notify third parties of Executive’s agreements and obligations under this Agreement. Executive further agrees that, upon written request by any member of the Group, Executive will respond in writing regarding Executive’s compliance with all terms of this Agreement.

10.	Cooperation with Government Agencies; DTSA Notice. Executive acknowledges that nothing in this Agreement: (a) prevents Executive from discussing or disclosing information about conduct that Executive reasonably believes is unlawful under state, federal, or common law (including unlawful discrimination, unlawful harassment, unlawful retaliation, a wage-and-hour violation, sexual assault, and conduct that is recognized as against a clear mandate of public policy) that occurs in the workplace, such as conduct at Group coordinated work-related events, between employees, or between any member of the Group and an employee, whether on or off the Group premises or work site; (b) limits Executive’s (or Executive’s attorney’s) (i) ability to communicate with any Government Agency in any manner without notice to or approval from any member of the Group, including providing Confidential Information to Government Agencies not otherwise protected from disclosure by any applicable law or privilege, such as the attorney-client privilege; (ii) ability to file a charge or complaint with a Government Agency or otherwise participate in any investigation or proceeding that may be conducted by a Government Agency without notice to or approval from any member of the Group; or (iii) right to receive an award for information provided to any Government Agency; (c) prevents Executive from disclosing any information that Executive has a legally protected right to disclose, including, any whistleblower activity that is protected under any whistleblower provisions of federal, state, or local laws or regulations; or (d) prohibits, restricts, or impedes Executive from discussing or disclosing Executive’s or others’ terms and conditions of employment (including wages or working conditions) as permitted under the National Labor

Relations Act or applicable state law. Notwithstanding any terms to the contrary in this Agreement, pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.	Enforcement. Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 6 through 9 (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other confidential information of the Group; (ii) because of the nature of the business in which the Group is engaged and because of the nature of the Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of any member of the Group in the event Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Executive’s obligations under the Restrictive Covenants would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of a Restrictive Covenant, any member of the Group shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary, preliminary and emergency injunctive relief from a court of competent jurisdiction pending arbitration in accordance with Section 18 and to permanent injunctive relief from the arbitrator, without posting any bond or other security (or, where such a bond or security is required, Executive agrees that a $1,000 bond will be adequate) and without the necessity of proof of actual damage. The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity, including, but not limited to those under the CHOICE Act (as defined below).

12.	No Prior Agreements. Executive hereby represents and warrants that: (i) Executive is not subject to any restrictive covenant in any agreement, and no contractual or other commitment or covenant (including, but not limited to, obligations of confidentiality and/or covenants not to compete with prior companies) exists which would prevent or impair Executive’s full performance of Executive’s duties and responsibilities under this Agreement and as an employee of any member of the Group; and (ii) Executive’s full performance of Executive’s duties for any member of the Group and as an employee does not and will not breach any prior agreement. Executive understands that the Group does not seek any non-public proprietary information or trade secrets which Executive may have acquired from a previous employer. Executive agrees that Executive will not, during Executive’s employment with the any member of the Group, improperly use or disclose any non-public proprietary information or trade secrets of any former employer or other person or entity and that Executive will not bring onto the premises or into the electronic systems of any member of the Group any non-public proprietary information or trade secrets belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

13.	Indemnification; Insurance. The Company and Executive have entered into an indemnification agreement attached hereto as Exhibit B (“Indemnification Agreement”). Without limiting Section 16 of the Indemnification Agreement, the Company confirms that it shall obtain and maintain directors’ and officers’ liability insurance, including run-off coverage if applicable, on terms and in amounts as determined by the Board from time to time.

14.	Cooperation. Executive agrees to cooperate fully with the Group, including any attorney or other consultant retained by any member of the Group, in connection with any pending or future litigation, arbitration, business, or investigatory matter in which Executive was involved or had knowledge by virtue of Executive’s employment with any member of the Group. When feasible, Executive will be provided with reasonable notice of the need for assistance and to schedule Executive’s assistance around Executive’s other personal and professional commitments.

15.	Mutual Representations.

a.	Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive’s personal advisors, including legal counsel. Executive further acknowledges that no member of the Group has provided Executive with any legal advice regarding this Agreement.

b.	Executive represents and warrants to the Group that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) shall not constitute a default under, or conflict with, any agreement or other instrument to which Executive is a party or by which Executive is bound and (ii) as to Executive’s execution and delivery of this Agreement, do not require the consent of any other person.

c.	Each party hereto represents and warrants to the other that this Agreement constitutes the valid and binding obligations of such party enforceable against such party in accordance with its terms.

16.	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (i) personally in writing, (ii) by nationally-recognized overnight delivery service, or (iii) by electronic mail. Notices shall be addressed to the parties at the following addresses, or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 16:

If to the Company:	Chair of the Board of Directors
REEcycle Holdings, Inc.
1125 Boren Blvd.
Duncan, OK 73533

with a copy to: legal@reecycleinc.com

If to Executive:	The last address (including email address) shown on the Group’s records.

17.	Assignment and Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer, license or sale of all or substantially all of the assets of the Group with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Group hereunder, and such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). Anything herein to the contrary notwithstanding, Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death or judicially determined incompetence by giving the Group written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate, or other legal representative.

18.	Mutual Agreement to Arbitrate Disputes. Except as otherwise provided in this Section, the Parties mutually agree that, as a condition of Executive’s employment with any member of the Group, any and all claims or controversies arising between Executive and any member of the Group, including, without limitation, any and all claims or controversies arising out of or otherwise relating to Executive’s employment with any member of the Group or this Agreement, shall be adjudicated exclusively by way of mandatory, final, and binding arbitration.

a.	Specifically, this Agreement requires the Parties to submit to arbitration all claims between Executive and any member of the Group, including, by way of example and without limitation, claims of: wrongful discharge of employment; tort; breach of contract, whether express or implied; breach of the covenant of good faith and fair dealing, whether express or implied; negligent or intentional infliction of emotional distress; negligent or intentional interference with contract or prospective economic advantage; defamation; discrimination, retaliation, and/or harassment based on age, race, color, religion, disability, national origin, ancestry, citizenship, or any other protected basis under federal, state, or local law; violation of the Family and Medical Leave Act, as amended; violation of the Fair Labor Standards Act, as amended; violation of the Older Workers Benefit Protection Act, as amended; violation of the Age Discrimination in Employment Act, as amended; violation of any laws governing or otherwise pertaining to the payment of wages; violation of the Fair Credit Reporting Act, as amended; violation of the Employee Retirement Income Security Act, as amended; violation of the Worker Adjustment and Retraining Notification Act, as amended; violation of the Florida Civil Rights Act of 1992, Fla. Stat. §§ 760.01–760.11, as amended; violation of the Florida Private Sector Whistleblower Act, Fla. Stat. §§ 448.101–448.105, as amended; violation of the Florida Minimum Wage Act, Fla. Stat. § 448.110, and Article X, Section 24 of the Florida Constitution, as amended; violation of Fla. Stat. § 448.07 (wage rate discrimination based on sex), as amended; violation of Fla. Stat. §§ 448.075 and 448.076 (sickle-cell trait discrimination and screening), as amended; violation of Fla. Stat. § 760.50 (Florida Omnibus AIDS Act), as amended; violation of Fla. Stat. § 440.205 (retaliation for workers’ compensation claims), as amended; violation of Fla. Stat. §§ 440.101–440.102 (Florida Drug-Free Workplace Act), as amended; violation of Fla. Stat. § 741.313 (domestic violence leave), as amended; violation of any Florida county or municipal human rights, anti-discrimination, or employment ordinance, as amended; or violation any other law, statute, regulation, or ordinance governing or otherwise pertaining to employment (collectively, the “Arbitrable Claims”). Arbitrable Claims include any and all claims (i) which could have been brought by either Party, whether individually, by joining a pre-existing action, or otherwise, as of the date of execution of this Agreement, and (ii) any and all Arbitrable Claims which arise after the Effective Date. Notwithstanding the foregoing, Arbitrable Claims do not include: (A) claims by Executive for workers’ compensation benefits; (B) claims by Executive for unemployment compensation benefits; (C) claims brought by Executive or any member of the Group in a court of competent jurisdiction seeking to compel arbitration under this Section, or to enforce an arbitration award; (D) claims brought by Executive or any member of the Group to obtain preliminary injunctive relief as a precursor to arbitration of Arbitrable Claims; (E) claims for which Executive has a non-waivable right to file a claim or charge against any member of the Group with a government enforcement agency; and (F) claims that, as a matter of federal, state or local law, the Parties cannot agree to arbitrate (unless such claims are preempted by federal law), including sexual harassment and sexual assault claims. Nothing in this Section will prohibit or prevent either party from seeking or obtaining injunctive or other equitable relief in court for emergency temporary or emergency injunctive relief, including injunctive or equitable relief as provided under Section 11.

b.	Unless the Parties agree to another administrator, arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”) and Federal Rule of Civil Procedure Rule 68. The JAMS Rules are available online at http://www.jamsadr.com/rules-employment-arbitration and Federal Rule of Civil Procedure Rule 68 is available at http://www.law.cornell.edu/rules/frcp/rule_68. Both are available from the Company upon request. If there is a conflict between the JAMS Rules and this Agreement, this Agreement governs. The arbitration shall be conducted in the nearest large metropolitan area to Executive’s primary place of employment, and shall be presided over by one arbitrator.

c.	Unless applicable law requires otherwise, the arbitrator will have the authority to determine the enforceability, validity and scope of this Agreement, as well as whether a claim is arbitrable, all of which will be decided under the United States Federal Arbitration Act (“FAA”). The Parties acknowledge that the Group’s business and Executive’s employment involve interstate commerce and thus, this Agreement, any arbitration proceedings held pursuant to this Agreement, and any state or federal court or other proceeding concerning arbitration under this Agreement are expressly subject to, and governed by, the FAA.

d.	The arbitrator may award the same remedies and/or relief that would have been available to the Parties had the matter been heard in court. The arbitrator shall not, under any circumstance, have the authority to award a remedy that is not provided for or otherwise available under the statute or other applicable law that governs the at-issue Arbitrable Claim. The arbitrator shall have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary judgment and/or adjudication, to set deadlines for filing motions for summary judgment and/or adjudication, and to set briefing schedules for any motions. The arbitrator shall have the authority to issue third party subpoenas and to hear and rule on other prehearing disputes and motions. Any Party may be represented by an attorney and may conduct discovery sufficient to allow the Parties to adequately arbitrate or defend against a claim, including access to essential documents and witnesses.

e.	All arbitration fees and costs relating to the arbitrator and the arbitration proceeding itself will be paid for by the Group except that the Executive shall be responsible for paying the initial filing fees as provided by the JAMS Employment Arbitration Rules & Procedures. Each Party will pay its own attorneys’ fees and costs, if any; provided that if either Party prevails on a claim which affords the prevailing Party attorneys’ fees pursuant to applicable law, statute, or contract, the arbitrator may award reasonable attorneys’ fees and costs consistent with applicable law.

f.	The Parties each expressly waive the right to a jury trial and any other civil court proceeding and are giving up the right to file a lawsuit in Court with respect to Arbitrable Claims. The Parties agree that the arbitrator’s award will be final and binding on the Parties, except as applicable law provides for judicial review of arbitration proceedings.

19.	Governing Law; Amendment; Florida CHOICE Act. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by Executive and the Company or their respective successors and legal representatives. Notwithstanding the foregoing, Executive acknowledges and agrees that: (i) Executive is a “covered employee” and the Company is a “covered employer” within the meaning of the Florida Contracts Honoring Opportunity, Investment, Confidentiality, and Economic Growth Act Florida Statutes § 542.41 et seq., (the “CHOICE Act”); (b) Executive maintains a primary place of work in the State of Florida; (c) Executive has the right—and is hereby advised in writing—to consult an attorney about this Agreement before signing it; and (d) the Company has provided Executive this Agreement not fewer than seven (7) days the offer to enter into this Agreement was to expire. Executive acknowledges in writing, by execution of this Agreement, Executive will receive and have access to Confidential Information and customer relationships as contemplated by the CHOICE Act.

20.	Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Executive (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) and (ii) but for this Section would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such Payments being subject to the Excise Tax; provided that the Payments shall not be so reduced if any member of the Group determines, based on the advice of an accounting firm selected by the Group prior to the change in ownership or control giving rise to such Payments (the “Accountants”), that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 20 shall be made in writing in good faith by the Accountants. The reduction of the Payments shall be made in the order determined by the Board (or the compensation committee thereof), provided that such reduction will be made in a manner that that is intended to comply with Section 409A to the extent applicable in accordance with Section 25 below. For purposes of making the calculations required by this Section 20, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Group and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 20, and the Group shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 20.

21.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

22.	Tax Withholding. Notwithstanding any other provision of this Agreement, any member of the Group may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations, including FICA or any other tax obligation (“Tax Withholding Obligation”). Executive authorizes any member of the Group or their respective agents, at their discretion, and subject to any limitations under applicable law, to satisfy any Tax Withholding Obligations by one or a combination of the following: (i) withholding from Executive’s wages or other cash compensation payable to Executive; (ii) withholding from proceeds of the sale of shares of Company stock acquired pursuant to any equity award granted by any member of the Group through a sale arranged by any member of the Group (on Executive’s behalf pursuant to this authorization and without further consent); (iii) subject to approval by the Company, withholding a whole number of shares of Company stock that otherwise would have been acquired pursuant to any such equity award; (iv) requiring a payment from Executive by cash, check or wire transfer; or (v) any other arrangement approved by the Group and permitted under applicable law.

23.	Recoupment. Any and all payments under this Agreement, whether in cash, equity or otherwise, are subject to recoupment in accordance with any clawback policy that any member of the Group is required to adopt pursuant to the listing standards of any national securities exchange or association on which the securities of the Company or any member of the Group are listed or as is otherwise required by applicable law or that any member of the Group adopts.

24.	No Waiver. Executive’s or any member of the Group’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. Any provision of this Agreement may be waived by the parties hereto; provided that any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by each party and such waiver must specifically refer to this Agreement and to the terms or provisions being modified or waived.

25.	Section 409A. This Agreement is intended to satisfy the requirements of Section 409A of the Code, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Group, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the Date of Termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the six (6) month anniversary of Executive’s Date of Termination or death. To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Executive’s Date of Termination or death. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided only upon a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). For purposes of any payment or benefit subject to Section 409A, references herein to a termination of employment or similar terms shall mean a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“Short-Term Deferrals”) and (b)(9) (“Separation Pay Plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any expense reimbursement (including without limitation any reimbursement of interest or penalties related to taxes) or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

26.	Business Combination.

a.	Business Combination Agreement. The parties acknowledge that the Corporation has entered into the Business Combination Agreement, pursuant to which, among other things, the Corporation will become a wholly owned subsidiary of HCAC (the “Business Combination”). In this Agreement, “Closing” means the completion of the Business Combination and “Closing Date” means the date on which the Closing occurs.

b.	Novation to HCAC. Upon completion of the Business Combination, this Agreement will be novated from the Company to HCAC or, if the parties so agree, signed by HCAC and the Executive as a new agreement on the same terms as this Agreement (other than such changes as are necessary to reflect HCAC as the employer), in each case either at the Closing or as soon as reasonably practicable after the Closing and, if after the Closing, with effect on and from the Closing Date. The parties consent to such novation and agree to sign any new agreement or such other documents as the Company and HCAC may reasonably require to give effect to this Section 26. On and from the novation (or the new agreement) taking effect, references in this Agreement to the “Company” are to HCAC (as renamed REEcycle, Inc.) and references to the “Board” are to the board of directors of HCAC (as renamed REEcycle, Inc.).

27.	Headings; Interpretation. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement. As the context requires, references to the “Company” shall include the Company’s Affiliates.

28.	Entire Agreement. This Agreement, together with the Contractor Agreement, the CIIAA and Indemnification Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto, including any prior employment agreement or offer letter between Executive and any member of the Group; provided that any invention assignment or confidentiality agreement previously executed by Executive in favor of the Group shall remain in full force and effect in accordance with its terms.

29.	Counterparts; Electronic Signature. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the legal effect of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose. The parties mutually agree to use electronic signature technology to expedite the execution of this Agreement, pursuant to the Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transaction Act, and/or any other applicable state or local law, and such electronic signatures will be enforceable as if original/handwritten.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

EXECUTIVE: JUSTIN FRONEMAN		REECYCLE HOLDINGS, INC.

By:	/s/ Justin Froneman	By:	/s/ Mick McMullen
Name:	Justin Froneman	Name:	Mick McMullen
		Title:	Director
Date:	September 25, 2026	Date:	September 25, 2026

SCHEDULE A

Executive has previously disclosed the following outside engagements to the Group:

1.	Co-founder in Sumsare Resources LLC, a role limited to private investing activities;

2.	President and equity holder in PGM Processing, LLC (“PGMP”);

3.	Strategic advisory services for Lifezone Metals (LZM) pertaining to its ongoing PGM recycling project in the US;

4.	Equity owner of Victus Solutions Group, a mining procurement company; and

5.	Non-executive director of Cementation Africa, a privately held construction company;

Executive has confirmed that (i) PGMP is a member-managed limited liability company; (ii) Executive’s management authority is limited to those matters delegated under the PGMP operating agreement and applicable law; (iii) PGMP’s management is directed on a day-to-day basis by a chief executive officer and independent management team, not by Executive; and (iv) Executive will restructure his contracts at or near the Effective Date, to align with the necessary provisions under this Agreement or as reasonably requested by the Board.

EXECUTIVE: JUSTIN FRONEMAN		REECYCLE HOLDINGS, INC.

By:	/s/ Justin Froneman	By:	/s/ Mick McMullen
Name:	Justin Froneman	Name:	Mick McMullen
		Title:	Director
Date:	September 25, 2026	Date:	September 25, 2026

Sch. A-1

Exhibit A

Confidential Information and Invention Assignment Agreement

A-1

Exhibit B

Indemnification Agreement

B-1